Contact: Clay Williams
National Oilwell Varco, Inc.
713-346-7606
For Immediate Release
National Oilwell Varco, Inc. Announces Proposed Exchange Offer and Consent Solicitation Relating to 6 1/8% Senior Notes due 2015 Issued by Grant Prideco, Inc.
HOUSTON, TEXAS, March 20, 2008—National Oilwell Varco, Inc. (NYSE:NOV) announced today that it is conducting an offer to exchange all properly tendered and accepted 6 1/8% Senior Notes due 2015, which were previously issued by Grant Prideco, Inc., for new 6 1/8% Senior Notes due 2015 issued by National Oilwell Varco.
Subject to the terms and conditions of the exchange offer, National Oilwell Varco is offering to exchange each properly tendered and accepted 6 1/8% Senior Note due 2015 issued by Grant Prideco for a new 6 1/8% Senior Note due 2015 issued by National Oilwell Varco in a principal amount equal to the exchange price of such tendered Grant Prideco note. The exchange price for each Grant Prideco note will be 100% of its principal amount if it is properly tendered prior to 5:00 p.m., New York City time, on April 3, 2008, and 95% of its principal amount if it is properly tendered after such time and prior to the expiration of the exchange offer. Each new National Oilwell Varco note issued in exchange for a Grant Prideco note will have the same interest rate, interest payment dates, redemption terms and maturity as the Grant Prideco note, and will accrue interest from the most recent interest payment date of the Grant Prideco note. The exchange offer will expire immediately following 9:00 a.m., New York City time, on April 21, 2008, unless extended.
National Oilwell Varco is also soliciting consents to amend the indenture governing the Grant Prideco notes. In order to consent to the proposed amendments, eligible holders of Grant Prideco notes must validly tender their Grant Prideco notes in the exchange offer. Grant Prideco will pay $2.50 per $1,000 principal amount of Grant Prideco notes to each holder of Grant Prideco notes only if the holder has delivered and not revoked a valid consent by the consent payment deadline and National Oilwell Varco accepts such consent. The consent payment deadline for the consent solicitation will be 5:00 p.m., New York City time, on April 3, 2008, unless extended. Eligible holders of Grant Prideco notes may revoke their consent at any time prior to the consent payment deadline, but may not do so after that deadline.
National Oilwell Varco is making the exchange offer and consent solicitation in connection with, and subject to the consummation of, the planned acquisition of Grant Prideco, Inc. by National Oilwell Varco, Inc. pursuant to the Agreement and Plan of Merger, dated December 16, 2007, among National Oilwell Varco, NOV Sub, Inc., a wholly owned subsidiary of National Oilwell Varco, and Grant Prideco. National Oilwell Varco’s obligations to complete the exchange offer and to cause Grant Prideco to make the consent payments are conditioned upon, among other things, consummation of the merger and receipt of valid consents sufficient to effect all of the proposed amendments to the Grant Prideco indenture.
This news release does not constitute an offer of any securities for sale.